Exhibit 99.1

Exactech Q1 Revenue Up 10% to $58.6 Million,

Net Income $3.3 Million, Diluted EPS $0.25

GAINESVILLE, Fla. – May 1, 2012 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $58.6 million for the first quarter of 2012, a 10% increase over $53.4 million in the first quarter of 2011. Net income was $3.3 million, or $0.25 per diluted share, compared to $3.0 million, or $0.22 per diluted share, in the same quarter a year ago.

First Quarter Segment Performance

•	Knee implant revenue increased 1% to $21.5 million

•	Extremity implant revenue increased 37% to $13.0 million

•	Hip implant revenue increased 37% to $11.0 million

•	Biologic and Spine revenue decreased 13% to $6.2 million

•	Other revenue decreased 6% to $7.1 million

Exactech Chairman and CEO Bill Petty said, “This was an excellent quarter for Exactech. Knee implants, our largest product segment, were up 1% to $21.5 million for the first quarter of 2012 from $21.3 million a year ago. Our growth in the extremity and hip lines far outpaced the results of the industry. Extremity revenues, primarily our Equinoxe® shoulder products, rose 37% to $13.0 million from last year’s Q1 revenue of $9.4 million as we continued to gain share in this rapidly growing market segment. We were particularly pleased with the hip implant sales, which increased 37% to $11.0 million from $8.0 million in the first quarter of 2011. Much of this was attributable to success with our new hip stem products and growing sales in Asian and Latin American markets. Biologic-spine revenue decreased to $6.2 million compared with $7.0 million in the same quarter last year. Other product sales decreased 6% to $7.1 million from $7.5 million.”

Exactech President David Petty said, “International revenues once again helped drive our growth, increasing 19% to $21.9 million from $18.4 million in the first quarter of 2011 as international sales were over 37% of total revenue. Progress in sales in the U.S. also outpaced the industry with an increase of 5% to $36.8 million compared with $35.0 million in the first quarter of 2011. We continue to have a full pipeline of new products that we are developing to meet the market demands and we expect to continue to announce new products throughout the year.”

Chief Financial Officer Jody Phillips said, “Revenue and net income for the quarter were both ahead of our projections. The 11% increase in net income to $3.3 million was driven by revenue and gross margin increases as gross margins increased to 69.1% for the first quarter of 2012 from 68.7% for the first quarter of 2011 mainly due to favorable impacts of our direct operation transitions in international markets.

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“Total operating expenses for the quarter were $35.4 million, an increase of 8% from $32.6 million in the comparable period. As a percentage of sales, operating expenses decreased to 60% from 61% for the first quarter a year ago. Total sales and marketing expenses were up 9%, and decreased to 37% as a percentage of sales from 38% in the same quarter a year ago. Research and development expenses increased 18% to $4.1 million versus $3.5 million in the first quarter of 2011. As a result, our operating profit increased 29% to $5.2 million.”

Looking forward, Exactech increased its 2012 revenue guidance to $217-$224 million and increased its diluted EPS target to $0.90 - $0.97. For the second quarter ending June 30, 2012, the company said it anticipates revenues of $54.0-57.0 million and diluted EPS of $0.22-$0.24. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, May 2. The call will cover the company’s first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-1428 any time after 9:50 a.m. EDT on May 2. International and local callers should dial 1-480-629-9665. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or at http://viavid.net/dce.aspx?sid=00009680

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce

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components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) March 31, 2012	(audited) December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,472	$4,663
Trade receivables, net of allowances of $3,429 and $3,186	53,866	45,856
Prepaid expenses and other assets, net	3,901	3,948
Income taxes receivable	155	171
Inventories, current	63,526	61,724
Deferred tax assets	2,782	2,869

Total current assets	127,702	119,231

PROPERTY AND EQUIPMENT:
Land	2,212	2,209
Machinery and equipment	31,202	30,164
Surgical instruments	80,555	77,105
Furniture and fixtures	3,766	3,753
Facilities	17,964	17,930
Projects in process	1,917	2,141

Total property and equipment	137,616	133,302
Accumulated depreciation	(59,277)	(56,061)

Net property and equipment	78,339	77,241

OTHER ASSETS:
Deferred financing and deposits, net	1,504	1,016
Non-current inventory	7,265	7,334
Product licenses and designs, net	11,515	11,380
Patents and trademarks, net	1,518	1,589
Customer relationships, net	1,450	1,545
Goodwill	13,382	13,276

Total other assets	36,634	36,140

TOTAL ASSETS	$242,675	$232,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,699	$12,909
Income taxes payable	1,570	4,210
Accrued expenses	9,793	8,957
Other current liabilities	250	344
Current portion of long-term debt	1,500	648

Total current liabilities	29,812	27,068

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,867	3,520
Line of credit	19,509	42,410
Long-term debt, net of current portion	28,500	3,507
Other long-term liabilities	740	780

Total long-term liabilities	52,616	50,217

Total liabilities	82,428	77,285

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	132	132
Additional paid-in capital	61,381	60,565
Accumulated other comprehensive loss, net of tax	(3,453)	(4,272)
Retained earnings	102,187	98,902

Total shareholders’ equity	160,247	155,327

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$242,675	$232,612

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2012	2011
NET SALES	$58,628	$53,369

COST OF GOODS SOLD	18,096	16,720

Gross profit	40,532	36,649

OPERATING EXPENSES:
Sales and marketing	21,820	20,106
General and administrative	5,648	5,666
Research and development	4,104	3,466
Depreciation and amortization	3,792	3,409

Total operating expenses	35,364	32,647

INCOME FROM OPERATIONS	5,168	4,002

OTHER INCOME (EXPENSE):
Interest income	—	1
Other income	17	23
Interest expense	(452)	(249)
Foreign currency exchange gain (loss)	223	505

Total other expenses	(212)	280

INCOME BEFORE INCOME TAXES	4,956	4,282

PROVISION FOR INCOME TAXES	1,671	1,311

NET INCOME	$3,285	$2,971

BASIC EARNINGS PER SHARE	$0.25	$0.23

DILUTED EARNINGS PER SHARE	$0.25	$0.22

SHARES - BASIC	13,156	13,034

SHARES - DILUTED	13,259	13,214

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